Free Writing Prospectus pursuant to Rule 433 dated November 7, 2023

Registration Statement No. 333-269296

Market Linked Securities — Leveraged Upside Participation with Contingent Absolute Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Exxon Mobil Corporation, the Common Stock of Chevron Corporation and an American Depositary Share of Shell plc due May 13, 2027

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	Hypothetical Payout Profile*

Hypothetical lowest performing Underlying stock return
Hypothetical Security Return
150%
100%
50%
0%
-50%
-100%
Security Return at Maturity
Upside Participation = 135% of Underlying Stock Return
-100%
-50%
0%
50%
100%
Hypothetical underlying stock return of the lowest performing underlying stock

Market measures (each referred to as an “underlying stock,” and collectively as the “underlying stocks”):

the common stock of Exxon Mobil Corporation (current Bloomberg ticker: “XOM UN”), the common stock of Chevron Corporation (current Bloomberg ticker: “CVX UN”) and an American depositary share (“ADS”) of Shell plc (current Bloomberg ticker: “SHEL UN”), representing two ordinary shares of Shell plc

Pricing date:	expected to be November 10, 2023
Issue date:	expected to be November 15, 2023
Calculation day:	expected to be May 10, 2027
Stated maturity date:	expected to be May 13, 2027
Starting price:	with respect to an underlying stock, the stock closing price of such underlying stock on the pricing date
Ending price:	with respect to an underlying stock, the stock closing price of such underlying stock on the calculation day
Lowest performing underlying stock:	the underlying stock with the lowest underlying stock return
Underlying stock return:	ending price – starting price starting price
Upside participation rate:	at least 135%
Threshold price:	with respect to an underlying stock, 50% of its starting price	* assumes an upside participation rate of 135%.
Threshold amount:	50%

If the ending price of the lowest performing underlying stock is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing underlying stock and will lose more than 50%, and possibly all, of the face amount of your securities at maturity.

Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending price of the lowest performing underlying stock is greater than its starting price:

$1,000+($1,000 × underlying stock return of the lowest performing underlying stock × upside participation rate)

•
if the ending price of the lowest performing underlying stock is less than or equal to its starting price, but greater than or equal to its threshold price:

$1,000 + ($1,000 × absolute value of underlying stock return of the lowest performing underlying stock); or

•
if the ending price of the lowest performing underlying stock is less than its threshold price:

$1,000 + ($1,000 × underlying stock return of the lowest performing underlying stock)

You should read the accompanying preliminary pricing supplement dated November 7, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

Underwriting discount:

up to 2.825% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.825% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.25% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

● Preliminary pricing supplement dated November 7, 2023 ● WFS product supplement no. 3 dated February 24, 2023 ● Prospectus supplement dated February 13, 2023 ● Prospectus dated February 13, 2023

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

CUSIP:	40057WZX8
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.35% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 3, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Securities Is Not Linked to the Stock Closing Price of the Underlying Stocks at Any Time Other Than the Calculation Day
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Lowest Performing Underlying Stock
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlying Stock, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Stock
▪
A Lower Threshold Price May Reflect Greater Expected Volatility of the Underlying Stocks, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying Stocks and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlying Stock
▪
Your Securities Do Not Bear Interest

▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
We Will Not Hold Shares of the Underlying Stocks for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Underlying Stock

Additional Risks Related to an ADS of Shell plc

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
The Offered Securities Are Subject to Foreign Currency Exchange Rate Risk
▪
There Are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of the Securities Represented By the ADSs
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.